FORM 8-K



                  SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549



                            CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934

                    Date of Report:  March, 1997


                      MAINE PUBLIC SERVICE COMPANY
        (Exact name of registrant as specified in its charter)



            Maine                   1-3429          01-0113635
(State, or other jurisdiction    (Commission       (IRS Employer
      of incorporation)          File Number)    Identification No.)


209 State Street, Presque Isle, Maine                 04769
(Address of principal executive offices)            (Zip Code)


Registrant's Telephone Number, Including Area Code   207-768-5811










Current Report, Form 8-K for                           Date of Report:
Maine Public Service Company                           March, 1997


Item 5. Other Material Events - Amendments of Financial Instruments to Avoid Violation of Interest Coverage Tests

          In the Company's Form 8-K's dated January 31, 1997 and February 14, 1997, the Company described events at Maine Yankee and the potential impact on the Company's financial condition. The Company owns 5% of the Common Stock of Maine Yankee. The Company's short-term revolving credit agreement and a letter of credit supporting its 1996 revenue bonds contain interest coverage tests that the Company must satisfy to avoid default. The Company further stated its belief that it will likely be in violation of these interest coverage tests for the twelve months ended March 31, 1997, based on projected additional Maine Yankee expenses and replacement power costs during the plant outage. The Company reported that it will seek waivers of these requirements from the Banks.

          On March 28, 1997, the Company and the Banks agreed on amendments to the revolving credit agreement and letter of credit and reimbursement agreement which adjust the interest coverage tests for Maine Yankee replacement power costs through September 30, 1997. Under the amendment to the revolving credit agreement, the Company is obligated to issue a first mortgage bond of $11 million as collateral for the maximum amount of Company obligations under the revolving credit agreement. Both amendments are conditioned on the issuance of the first mortgage bond on or before May 15, 1997, or the amendments will be repealed. In that event, the Company would not be able to satisfy the interest coverage tests for the twelve-month period ending March 31, 1997, for both instruments and would be in default. The issuance of the first mortgage bond is subject to the approval of the Maine Public Utilities Commission (MPUC). The Company expects that the MPUC will approve the issuance of the first mortgage bonds prior to May 15, 1997.

          The Company has been incurring replacement power costs of approximately $170,000 per week while the plant has been out of service. In addition, the Company is responsible for additional operating costs of $2.3 million associated with the previously reported Independent Safety Assessment of the Maine Yankee plant. Additional costs may also be expected, if the complexity of the cable separation and associated issues of the Maine Yankee plant require an extended period for their resolution. These additional costs can be expected to adversely impact the Company's 1997 financial results.


                                   -2-

Current Report, Form 8-K for                           Date of Report:
Maine Public Service Company                           March, 1997

          As mentioned above, the amendments to the Company's revolving credit agreement and letter of credit and reimbursement agreement only exclude Maine Yankee replacement power costs through September 30, 1997. If Maine Yankee does not return to service prior to September 30, 1997, interest coverage tests for periods after September 30, 1997 would be required to reflect any additional Maine Yankee replacement power costs after that date.

Item 7.   Exhibits

          99(a) Excerpts from Maine Yankee Atomic Power Company's Annual
          Report.

          Appropriate sections of Maine Yankee's Annual Report are normally attached to the Company's Form 10-K, which was filed March 19, 1997. Because the Maine Yankee information was not available at that time, the Company is now submitting the attached sections of Maine Yankee's Annual Report for the year ended December 31, 1996 under the captions "The Company", "The Plant", "Regulation and Environmental Matters", "Plant Regulation and Operational Issues", and "Effect of Extended Outage on Sponsors".

                                   MAINE PUBLIC SERVICE COMPANY
                                             Registrant



Dated:   March 31, 1997             /s/ Larry E. LaPlante
                                   Larry E. LaPlante, Vice President
                                   Finance, Administration and Treasurer


















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Excerpts from Maine Yankee Atomic Power Company Annual Report:

                              THE COMPANY

Maine Yankee Atomic Power Company (the "Company" or "Maine Yankee"), incorporated under the laws of Maine on January 3, 1966, owns and operates a pressurized-water nuclear-powered electric generating plant at Wiscasset, Maine, with a current net capacity of approximately 860 megawatts electric (the "Plant"). The Company sells its capacity and output to its ten sponsoring stockholder utilities. The Company's principal office address is 329 Bath Road, Brunswick, ME 04011, and its telephone number is (207) 798-4100. At December 31, 1996, the Company had 453 regular full-time employees.

The Company is sponsored by ten investor-owned New England utilities (the "Sponsors" or the "Stockholders"), each of which is committed under a Power Contract with the Company to purchase a specified percentage of the capacity and output of the Plant and to pay therefor a like percentage of amounts sufficient to pay the Company's fuel costs, operating expenses (including a depreciation accrual at a rate sufficient to fully amortize the investment in the Plant over the operating life of the Plant and amounts estimated to be sufficient to decommission the Plant), interest on its debt and a return on its equity. The Company and its Sponsors have also executed Additional Power Contracts for the purpose of extending the term of the Power Contracts, as amended, from 2003 to the end of the useful life of the Plant and the completion of its decommissioning and financial obligations. Each Sponsor has also agreed, under a Capital Funds Agreement with the Company, to provide a like percentage of the Company's capital requirements not obtained from other sources, subject to obtaining necessary authorizations of regulatory bodies in each instance. All such obligations are subject to the continuing jurisdiction of various federal and state regulatory bodies.

The obligations of the Sponsors to make payments under the Power Contracts are unconditional, subject only to each Sponsor's right to cancel its Power Contract if deliveries cannot be made to the Sponsor because either (i) the Plant is damaged to the extent of being completely or substantially completely destroyed, or (ii) the Plant is taken by exercise of the right of eminent domain or a similar right or power, or (iii) (a) the Plant cannot be used because of contamination or because a necessary license or authorization cannot be obtained or is revoked or the utilization thereof is made subject to specified conditions which are not met, and (b) the situation cannot be rectified to an extent which will permit the Company to make deliveries to the Sponsor from the Plant. Notwithstanding the right to cancel, the obligation to pay decommissioning costs continues until the Plant has been fully decommissioned.





                                   -1-

                               THE PLANT

The Plant is located on tidewater on Bailey Point in Wiscasset, Maine, on an 820-acre site that is owned in fee by the Company and is adequate for the Plant and for all associated facilities, including the associated switchyard facilities which are owned in part and operated by Central Maine Power Company.

The Plant is a nuclear-powered electric generating plant, utilizing a pressurized-water reactor, fueled with slightly enriched uranium oxide. The nuclear steam supply system and certain other equipment were designed and fabricated by Combustion Engineering, Inc. The turbine generator was supplied by Westinghouse Electric Corporation. Stone & Webster Engineering Corporation, as engineer and constructor, designed and constructed the Plant. Construction of the Plant, which began in 1967, was completed in 1972 except for certain discharge temperature control facilities designed to meet the requirements of the Maine Board of Environmental Protection, which were completed in 1975.

The Plant was declared commercial on December 28, 1972, with regular operation at approximately 570 megawatts electric (net) starting on January 1, 1973. Hearings on the Company's application for a full operating license were completed in 1972 and the license for full operation to 2008 was granted by the Atomic Energy Commission, the predecessor of the Nuclear Regulatory Commission ("NRC"), on June 29, 1973.

Since the Plant commenced operation, the Company has sought to improve its safety and reliability through periodic upgrading of equipment and facilities, along with regular training programs for Plant personnel.

Through 1994 the Plant was a leader in electrical production. Through December 31, 1996, the Company had sold 118.7 billion KWH of electricity at an average lifetime total cost per KWH of 2.5 cents (including the cost of the 1995 extended shutdown discussed below).

In February of 1995, during a regular refueling-and-maintenance shutdown, Maine Yankee discovered an extensive number of degraded steam-generator tubes in the Plant. After evaluating its options, the Company undertook a repair project that kept the Plant off-line until early December 1995, when anonymous allegations of wrongdoing forwarded by the Union of Concerned Scientists ("UCS") in connection with earlier license amendments raised safety concerns that caused the Plant to remain out of service until mid-January 1996. At that time Maine Yankee was allowed to return the Plant to a level of 90 percent of its maximum operating capacity pending final resolution of those concerns. Then, on December 6, 1996, the Plant was taken off-line again, and it has remained off-line pending resolution of those concerns and additional issues. For a detailed discussion of the extended outage in 1995 and subsequent events, including the Plant's being placed on the NRC's "Watch List", see "Plant Regulatory and Operational Issues," below.


                                   -2-
The operation of existing nuclear units and the construction of nuclear units in the United States have been subjects of public controversy. Various groups have filed lawsuits and participated in administrative proceedings claiming that nuclear technology presents risks to public health and safety and to the environment. In addition, certain of these groups have proposed restrictive legislation relating to nuclear power. Some of the claims made by such groups, if they should prevail, or the existence of the controversy itself, could cause substantial modifications to or extended shutdowns of plants presently in operation.

Events in 1979 at the Three Mile Island Nuclear Unit No. 2 in Pennsylvania ("TMI") caused increased concern about the safety of nuclear generating plants. This prompted a rigorous reexamination of safety-related equipment and operating procedures in all nuclear facilities and caused the NRC to promulgate numerous requirements in response to TMI, including both near-term modifications to upgrade certain safety systems and instrumentation and longer-term design changes, ranging from equipment changes to operational support. The Company made the modifications required by the NRC. The NRC is continuing its safety reviews under both long-standing and new regulations and may at any time issue orders that could materially affect the Company's affairs and financial condition and the operation of the Plant.

Public and regulatory attention has also focused on the disposal of both low- and high-level nuclear wastes. Certain aspects of the disposal of nuclear wastes and the decommissioning of nuclear generating facilities have been regulated under federal and Maine law, and further regulation is likely in this area. Public concern about the operation of nuclear generating facilities and the disposal of nuclear wastes has sometimes resulted in public campaigns to close such facilities. Although affecting various nuclear generating facilities in varying degrees, such events, as well as other problems of the industry, have had, and will continue to have, a direct effect on the affairs and financial condition of the Company.

There have been three unsuccessful state referenda attempting to close the Plant since 1980. The last referendum occurred on November 3, 1987, when the Maine electorate defeated an initiated bill intended to close the Plant on July 4, 1988, by a margin of 59 percent to 41 percent. In late 1996, a Maine-based group announced its intention to gather signatures for a referendum to close the Plant in 2008, when the Plant's operating license is scheduled to expire. In the event such a referendum takes place, no prediction can be made as to the outcome. If (contrary to the history of unsuccessful referenda on the Plant) such a referendum or a referendum to close the Plant early were to pass in Maine, the Company believes that such referendum would be vulnerable to a challenge on the basis of fundamental legal principles and that the Company would have substantial rights and remedies available to it.




                                   -3-
                 REGULATION AND ENVIRONMENTAL MATTERS

The Plant is subject to extensive regulation by the NRC, which is empowered to authorize the siting, construction and operation of nuclear reactors after consideration of public health, safety, environmental and antitrust matters. The Company and several of its Sponsors are subsidiaries of registered holding companies and, as such, are subject to regulation by the Securities and Exchange Commission ("SEC") under the Public Utility Holding Company Act of 1935 with respect to various matters, including the issuance of certain securities. The Company is also subject to regulation by the SEC under other federal securities laws.

In addition, the Company is subject to regulation by the Federal Energy Regulatory Commission ("FERC") as to its rates (including the Power Contracts and Additional Power Contracts) and various other matters, and is subject to regulation by the Maine Public Utilities Commission ("MPUC") as to some aspects of its business, including the issuance of securities.

The United States Environmental Protection Agency ("EPA") administers programs established under the Federal Water Pollution Control Act and the Clean Air Act, as amended in 1990, which affect the Plant. The former Act establishes a national objective of complete elimination of discharges of pollutants into the nation's water and creates a rigorous permit program designed to achieve this objective. The latter Act empowers the EPA to establish clean air standards which are implemented and enforced by state agencies.

In addition, pursuant to the Federal Resource Conservation and Recovery Act of 1976, the EPA regulates the generation, transportation, treatment, storage and disposal of hazardous wastes. The EPA has broad authority in administering these programs, including the ability to require installation of pollution control and mitigation devices.

The National Environmental Policy Act of 1969 ("NEPA") requires that detailed statements of the environmental effects of major federal actions be prepared by federal agencies. Major federal actions can include licenses or permits issued to the Company by the NRC and other federal agencies for construction or operation of generation and transmission facilities. NEPA requires that federal licensing agencies make an independent evaluation of the environmental impact of, and alternatives to, the proposed action. Future construction modifications or other activities at the Plant could require federal licenses or approvals that involve NEPA requirements.

The Company is also subject to regulation as to environmental matters and land use by various state and local authorities in Maine.

Under their continuing jurisdiction, the NRC and one or more of the EPA and the state authorities having jurisdiction over the Company's facil-ities may modify permits or licenses that have already been issued, or

                                   -4-
impose new conditions on such permits or licenses, and may require ad-ditional capital expenditures or require that the level of operation of a unit be temporarily or permanently reduced. The Sponsors of the Company have agreed, however, subject to certain exceptions including regulatory approval, (i) to provide the required capital not otherwise available, (ii) to take the total output of the Plant, and (iii) to pay all costs of the Plant, including capital and decommissioning costs.

Prior to 1995, the Maine Yankee unit, like other pressurized-water reactors, had been experiencing degradation of its steam generator tubes, principally in the form of circumferential cracking, which, until early 1995, was believed to be limited to a relatively small number of steam generator tubes. In the past, the detection of defects had resulted in the plugging of those tubes to prevent their subsequent use. During the refueling-and-maintenance shutdown that commenced in early February of 1995, the Company detected through new inspection methods substantially increased degradation of the Plant's steam generator tubes to the extent that approximately 60 percent of the Plant's 17,000 steam generator tubes appeared to have defects to some degree, which eliminated mitigating the problem by plugging the tubes with indicated defects.

Following a detailed analysis of the safety, technical and financial considerations associated with repair of the degraded steam generator tubes, Maine Yankee elected to repair the tubes by inserting and welding short reinforcing sleeves of an improved material in substantially all of the Plant's steam generator tubes. Similar repairs had been completed at other nuclear plants in the United States and abroad, but not on the scale of the Maine Yankee project. With Westinghouse Electric Corporation as the general contractor, the sleeving project started in early June of 1995, after approval of the Westinghouse sleeving process by the NRC, and was essentially complete in early December. The project caused Maine Yankee to incur costs of approximately $27 million during 1995.

On December 4, 1995, when the sleeving project was substantially complete, Maine Yankee obtained a copy of a letter from the Union of Concerned Scientists, an organization with a history of opposing nuclear power, to a State of Maine nuclear safety official based on documentation from an anonymous employee or former employee of Yankee Atomic Electric Company ("Yankee"), an affiliate of the Company that has regularly performed nuclear engineering and related services for the Company and other nuclear plant operators. The letter contained allegations that Yankee had knowingly performed inadequate analyses to support two license amendments to increase the rated thermal power at which the Maine Yankee Plant could operate. It was further alleged in the letter that Maine Yankee deliberately misrepresented the analyses to the NRC in seeking the license amendments. The allegedly inadequate analyses related to the operation of the Plant's emergency core cooling system ("ECCS") and the calculation of the Plant containment's peak postulated accident pressure, both under certain assumed accident conditions. The analyses were used in support of license amendments

                                   -5-
that authorized Plant power uprates from 2440 megawatts thermal, a level equal to approximately 90 percent of the maximum electrical capability of the Plant, to its current 100 percent rated level of 2700 megawatts thermal.

In response to technical issues raised by the allegations, the NRC initiated a special technical review of the safety analyses performed by Yankee relating to Maine Yankee's license amendment applications for the power uprates. At the same time, Maine Yankee and Yankee initiated intensive internal investigations of the allegations and provided responsive information and documentation to the NRC. Subsequently, the NRC informed Maine Yankee that the allegations would be the subject of investigations by the NRC's Office of Investigations ("OI") and the Office of the Inspector General ("OIG").

On January 3, 1996, the NRC issued a "Confirmatory Order Suspending Authority For And Limiting Power Operation And Containment Pressure (Effective Immediately) And Demand For Information" (the "Order"). The Order limited the power output of the Maine Yankee Plant to approximately 90 percent of its rated maximum until the NRC had reviewed and approved a Plant-specific ECCS analysis and ordered that internal containment pressure be limited until the NRC had reviewed the design-basis analysis of containment pressure. The Order further contained a request for information prior to restart, which the Company satisfied.

On January 10, 1996, Maine Yankee filed with the NRC information specified in the Order that it believed supported operation of the Plant at up to 90 percent of the Plant's capability, and the Plant began normal operation at the 90 percent level on January 24, 1996. On April 25, 1996, Maine Yankee submitted the ECCS analysis requested in the Order.

In December 1995 the OIG and OI initiated separate investigations of the anonymous allegations of wrongdoing by Maine Yankee and Yankee. On
May 9, 1996, the OIG, which was responsible for investigating only the actions of the NRC Staff and not those of Maine Yankee or Yankee, issued its report on its investigation. The report found deficiencies in the NRC Staff's review, documentation, and communications practices in connection with the license amendments, as well as "significant indications of possible licensee violations of NRC requirements and regulations." Any such violations by Maine Yankee or Yankee are within the purview of the OI investigation. Maine Yankee was advised on September 19, 1996, that the NRC had asked the U.S. Department of Justice to review the OI investigation report. Maine Yankee cannot predict the outcome of that review. An internal assessment by Maine Yankee and Yankee noted several areas that could have been improved, including regulatory communications, definition of responsibilities between Maine Yankee and Yankee, and documentation and tracking of regulatory compliance. A separate internal investigation of issues raised by the anonymous allegations commissioned by the boards of directors of Maine Yankee and Yankee and conducted by an independent law


                                   -6-
firm found no wrongdoing by Maine Yankee, Yankee or any of their employees.

On June 7, 1996, the NRC formally notified Maine Yankee that it would conduct an "Independent Safety Assessment" ("ISA") of the Plant as a "follow-on" to the OIG report and to provide an independent evaluation of the safety performance of Maine Yankee by a team of NRC personnel and contractors who were "independent of any recent or significant involvement with the licensing, regulation or inspection of Maine Yankee," with State of Maine involvement. The NRC conducted the ISA in the summer of 1996 and released its report on October 7, 1996.

The detailed ISA report identified both deficiencies and strengths in Maine Yankee's performance, and concluded that overall performance at Maine Yankee was "adequate" for operation of the Plant. The ISA team stressed that the deficiencies noted in the report stemmed from two closely related root causes, specifically, (1) that economic pressure to be a low-cost energy provider had limited available resources to address corrective actions and some improvements, and (2) that a questioning culture was lacking at Maine Yankee, which had resulted in a failure to identify or promptly correct significant problems in areas perceived by Maine Yankee to be of low safety significance. In a letter to Maine Yankee accompanying the ISA report, Chairman of the NRC Shirley Ann Jackson noted that although overall performance at Maine Yankee was considered adequate for operation, a number of significant weaknesses and deficiencies identified in the report would result in NRC violations. The letter also directed Maine Yankee to provide to the NRC its plans for addressing the root causes of the deficiencies noted in the ISA and identified the NRC offices that would be responsible for overseeing corrective actions and taking appropriate enforcement actions against Maine Yankee.

On December 10, 1996, Maine Yankee filed its formal response to the ISA report with the NRC. In the response Maine Yankee indicated that it would spend substantial sums on improvements in several areas in 1997 to address the root causes and associated deficiencies noted in the report, and that the improvements would include physical and operating changes at the Plant, along with a 10 percent increase in staffing, primarily in the engineering and maintenance areas, and other changes. In a release accompanying the response, Maine Yankee stated that a "fundamental shift in corporate culture" would accompany the changes and that Maine Yankee would not seek to return the Plant to the 100 percent power level from its authorized 90 percent level until it had also reviewed the margins on all the key safety systems at the Plant, which had been another matter of concern to the NRC.

The December 1995 allegations caused the Plant's extended tube-sleeving outage to be further extended into January 1996, and the Plant returned to the 90 percent operating level on January 24. The Plant operated substantially at that level until July 20, 1996, when it was taken off-line after a comprehensive review by Maine Yankee of the Plant's systems and equipment revealed a need to add pressure-relief capacity to a

                                   -7-
section of the Plant's primary component cooling system. On August 18, 1996, while the Plant was in the restart process, Maine Yankee conducted a review of its electrical circuitry testing procedures pursuant to a generic NRC letter to nuclear-plant licensees that was intended to ensure that the electrical logic features of safety systems be routinely tested. During the expanded review, Maine Yankee found a deficiency in an electrical circuit of a safety system and therefore elected to conduct an intensified review of other safety-related circuits to resolve immediately any questions as to the adequacy of related testing procedures. The Plant returned to the 90 percent operating level on September 3, 1996.

On December 6, 1996, Maine Yankee took the Plant off-line again to resolve cable-separation and other operational and design issues. On January 3, 1997, Maine Yankee announced that it would use the opportunity presented by that outage to inspect the Plant's 217 fuel assemblies, since daily monitoring had indicated evidence of minor leakage in a small number of the Plant's 38,000 fuel rods. As a result of the inspection, Maine Yankee determined that all of the assemblies manufactured by one supplier and currently in the reactor core (approximately one-third of the total) would have to be replaced before the Plant could be restarted. Maine Yankee will therefore keep the Plant off-line for refueling, which had previously been scheduled for late 1997. In addition, Maine Yankee will make use of the outage to conduct a thorough inspection of the Plant's steam generators, commencing approximately April 1, 1997, for deterioration beyond that which was repaired during the extended 1995 outage. Degradation of steam generators of the age and design of those in use in the Plant has been identified at other plants. If major repairs to, or replacement of, the steam generators were found to be necessary for continued operation of the Plant, Maine Yankee would review the economics of continued operation before incurring the substantial capital expenditures that would be required. The Company cannot predict the results of the inspection.

On January 29, 1997, the NRC announced that it had placed the Plant on its "watch list," in "Category 2," which includes plants that display "weaknesses that warrant increased NRC attention," but which are not severe enough to warrant a shut-down order. Plants in Category 2 remain in that category "until the licensee demonstrates a period of improved performance." The Plant is one of fourteen nuclear units on the watch list announced that day by the NRC, which regulates over 100 civilian nuclear power plants in the United States.

On February 13, 1997, Maine Yankee and Entergy Nuclear, Inc. ("Entergy"), which is a subsidiary of Entergy Corporation, a Louisiana-based utility holding company and leading nuclear plant operator, entered into a contract under which Entergy is providing management services to Maine Yankee. At the same time, officials from Entergy assumed management positions, including President, at Maine Yankee.



                                   -8-
While the Plant is out of service Maine Yankee, in addition to successfully completing the refueling and the inspection of the steam generators, must resolve the cable-separation issues and other known regulatory issues, as well as any additional issues that are discovered during the outage. The Company must obtain the approval of the NRC staff to restart the Plant, following a mandated NRC process that includes an NRC-approved restart plan and opportunities for public participation. Maine Yankee submitted its Restart Readiness Plan ("RRP") to the NRC on March 7, 1997. The NRC has scheduled the initial public meeting for review of the RRP on April 3, 1997. Maine Yankee estimates that its operations and maintenance costs will increase by up to approximately $47 million in 1997, net of refueling costs. The Company believes the Plant will be out of service at least until August 1997, but cannot predict when or whether all of the regulatory and operational issues will be satisfactorily resolved or what effect the ultimate total of the repairs and improvements to the Plant will have on the economics of operating the Plant.

                 EFFECT OF EXTENDED OUTAGE ON SPONSORS

The additional costs associated with the Maine Yankee Plant outages, when combined with the Sponsors' own replacement-power costs, are adversely affecting the financial condition of the Sponsors. Central Maine Power Company, which is responsible for 38 percent of Maine Yankee's operating costs, has stated that sustained nuclear-unit outages "will be a major obstacle to achieving satisfactory results in 1997." Bangor Hydro-Electric Company, a 7 percent Sponsor, has cited its "deteriorating" financial condition and on March 19, 1997, eliminated its first-quarter common-stock dividend; and Maine Public Service Company, a 5 percent Sponsor, cited problems in satisfying financial covenants in loan documents and substantially reduced its common-stock dividend in early March 1997. Other Sponsors are affected in varying degrees. Northeast Utilities (a 20 percent Sponsor through three subsidiaries), which is also adversely affected by the substantial additional costs associated with the three shut-down Millstone nuclear units and the permanently shut-down Connecticut Yankee unit, as well as an unfavorable utility deregulation plan in New Hampshire currently under appeal, announced on March 24, 1997, that its management was planning to recommend a suspension of its second-quarter common-stock dividend to its board of trustees. A default by a Sponsor of the Company in making payments under its Power Contract or Capital Funds Agreement could have a material adverse effect on the Company, depending on the magnitude of the default, and would constitute a default under the Company's First Mortgage Indenture and its two other major credit agreements unless cured within applicable grace periods by the defaulting Sponsor or other Sponsors.







                                   -9-